EXHIBIT 99.1

GAMING PARTNERS INTERNATIONAL CORPORATION (NASDAQ: GPIC)

Gerard Charlier, Chief Executive Officer at 702/384-2425

John Foley, Foley/Freisleben LLC at 213/955-0020

GAMING PARTNERS INTERNATIONAL CORPORATION, A WORLD LEADER IN RFID TECHNOLOGY, ANNOUNCES MAJOR BREAKTHROUGH IN MACAU;

COMPANY WILL SUPPLY MORE THAN 600,000 RFID CHIPS TO TWO CASINOS IN RAPIDLY EXPANDING ASIA CASINO MECCA.

LAS VEGAS, NEV. (Nov. 15, 2005) - Gaming Partners International Corporation (NASDAQ - NMS: GPIC), formerly Bourgogne & Grasset, Bud Jones and Paul-Son, today announced that it recently secured a major contract to supply RFID chips to the new Rio and Grand Waldo casinos to be opened early next year by Galaxy Resorts in Macau.

This order, consisting of over 600,000 units of various gaming chips, plaques and jetons exactly like the ones dealers and players like and are used to but with embedded 125KHz RFID microchips, represents the biggest one of this type for the company which started developing RFID chips more than ten years ago and which has accumulated an impressive and unparalleled track record in this field over the years.

Said Ciaràn Carruthers, Vice President of Casino Operations for Galaxy Resorts: “We have always been very impressed with the quality of the products and the levels of service provided by GPI. The introduction of RFID technology will enable Galaxy to further improve and enhance our table game operations while at the same time leaving us well placed to take full advantage of this new technology as it develops and new applications become available.”

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Christophe Leparoux, Sales Manager of GPI-SAS, the company’s international subsidiary, stated:   “We are thrilled with this very large order. First, because it shows Galaxy’s confidence in the capability of our company to produce and deliver the expected levels of quantity and quality products on time as proven by our previous sale of the entire inventory of gaming chips to their Waldo casino last year. Second, because this represents another major endorsement of our RFID technology. We are very grateful to Galaxy for their support.”

In addition to providing the casino with an extremely high level of security through the ability to identify each chip individually, the information carried by the microchips is also used to track large numbers of chips simultaneously, carry out inventory and monitor play. Readers, also developed and supplied by GPI, are available in various formats and can be configured and installed at cashiering points, on tables for quick verifications, and embedded in float trays on all table games enabling instant authentication and reconciliation of floats.

Other prominent casino operators worldwide have already understood the economical solutions that GPI’s 125 KHz technology brings to the casino-currency-control issues. With over 5,000,000 125KHz RFID chips and 300 reading devices already sold to more than 40 casinos worldwide, GPI has definitely positioned itself as the world leader in RFID technology supply to the gaming industry.

“GPI is proving that the RFID technology in the gaming chips and on the table games provides a working, cost effective and readily available management tool,” concluded Leparoux.

About the Company

GPIC manufactures and supplies gaming chips, table layouts, playing cards, dice, gaming furniture, table accessories and other products that are used with casino table games such as blackjack, poker, baccarat, craps and roulette.  GPIC is headquartered in Las Vegas, Nevada, with offices in Beaune, France; San Luis, Mexico; and Atlantic City, New Jersey.  GPIC sells its casino products directly to licensed casinos throughout the world. For additional information about GPIC, visit our web site at www.gpigaming.com.

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This press release may contain certain forward-looking statements that are subject to risks and uncertainties. GPIC’s expectations regarding operating results and operating efficiencies, including the growth of new product markets, may not be met.  Factors that could cause actual results to vary materially from these forward-looking statements include: reduction in growth rate of new and existing casinos and markets, particularly in Asia, failure of the industry to accept RFID technology generally, or 125 KHz RFID technology in particular, with respect to gaming chips and readers,  potential patent infringement issues, timing and volume of customer demand for our casino products, timing of new casino openings and expansions, domestic or international terrorists incidents, and unexpected taxes, charges, costs or difficulties in consolidating the operations of the companies.  Additional information concerning factors and risks that could affect these statements and GPIC’s financial condition and results of operations are included in GPIC’s Form 10-Q for the quarter ended September 30, 2005 and Form 10-K for the year ended December 31, 2004.